Exhibit (23)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-27311, Form S-3 No. 333-02155, Form S-4 No. 333-101788, Form S-4 No. 333-72982, and Form S-4 No. 333-136849) of Transcontinental Gas Pipe Line Corporation and in the related Prospectuses of our report dated February 27, 2007, with respect to the consolidated financial statements and schedule of Transcontinental Gas Pipe Line Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Houston, Texas
February 27, 2007